Exhibit 99.1

Boot Barn Holdings, Inc. Announces Preliminary Third Quarter Results and Participation in the 2021 ICR Conference

IRVINE, Calif.--(BUSINESS WIRE)--January 8, 2021--Boot Barn Holdings, Inc. (NYSE: BOOT) today announced preliminary results for the third quarter of fiscal year 2021 ended December 26, 2020 in advance of its participation in the ICR Conference on Monday, January 11, 2021.

Preliminary Results for the Third Quarter of Fiscal Year 2021

For the third quarter ended December 26, 2020, the Company expects to report:

  Net sales increased 6.5% to approximately $302.3 million.
  Same store sales increased approximately 4.6%, including an increase in retail store same store sales of approximately 1.9% and an increase in e-commerce sales of approximately 16.3%.
  Net income per diluted share of approximately $1.00 based on 29.6 million weighted average diluted shares outstanding, compared to net income per diluted share of approximately $0.85 in the prior-year period. Net income per diluted share in the current-year period includes an approximately $0.01 per share benefit due to income tax accounting for share-based compensation. Net income per diluted share in the prior-year period includes an approximately $0.04 per share benefit due to income tax accounting for share-based compensation. Excluding the tax benefit in both periods, net income per diluted share in the current-year period grew 22.2% to $0.99, compared to $0.81 in the prior-year period.

“We are very pleased with our third quarter performance as results exceeded our expectations across the board,” commented Jim Conroy, Chief Executive Officer. “Our top-line was highlighted by mid-single digit same store sales growth as retail store comps returned to positive territory despite ongoing headwinds from COVID-19, and our e-commerce business remained strong. The combination of our innovative merchandise strategies, solid supply chain management and disciplined promotional activity fueled strong full price selling and a meaningful improvement in merchandise margin. These dynamics contributed to higher profitability year-over-year, with EPS growing more than 20% when excluding the impact of tax benefits in both years. With the fourth quarter off to a strong start, we believe we are well positioned for a solid finish to the current fiscal year.”

The foregoing expected results are preliminary and remain subject to the completion of normal quarter end accounting procedures and closing adjustments. Due to the ongoing uncertainty created by COVID-19, the Company is not providing fourth quarter and fiscal year 2021 guidance at this time.

2021 ICR Conference

The Company will be presenting at the 2021 ICR Conference on Monday, January 11, 2021 at 2:30 pm Eastern Standard Time. The slide presentation is available on the “Events & Presentations” section at http://investor.bootbarn.com. The presentation will be webcast live over the internet and can also be accessed at http://investor.bootbarn.com. An online archive will be available for a period of 90 days following the presentation.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 266 stores in 36 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan“, "intend", "believe", “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: the effect of COVID-19 on our business operations, growth strategies, store traffic, employee availability, financial condition, liquidity and cash flow; decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Contacts

Investor Contact:
ICR, Inc.
Brendon Frey, 203-682-8216
BootBarnIR@icrinc.com

or

Media Contact:
Boot Barn Holdings, Inc.
Jim Watkins, 949-453-4428
Senior Vice President, Finance & Investor Relations
BootBarnIRMedia@bootbarn.com